Exhibit 99.1

News Release

International Paper to Shut Down Three Mills

Permanent closures to reduce IP’s North American capacity by 2.1 million tons

MEMPHIS, Tenn. – Oct. 22, 2009 – International Paper (NYSE: IP) today announced plans to close its paper mill and associated operations in Franklin, Va., and its containerboard mills in Pineville, La., and Albany, Ore. The company also announced it would permanently shut down the previously idled No. 3 machine at its Valliant, Okla., containerboard mill. The Valliant Mill’s other two machines will continue to operate. These permanent shutdowns will reduce the company’s North American paper and board capacity by 2.1 million tons.

“We recognize these are very difficult decisions affecting our employees, their families and the communities surrounding these mills,” said Chairman and CEO John Faraci. “We have concluded that we have excess capacity in our North American paper and packaging businesses, and these decisions will better match our supply with our expected customer demand.”

Since the onset of the global recession, the decline in demand for International Paper’s uncoated freesheet in North America has accelerated, and consequently the company has decided to further reduce its uncoated freesheet capacity.

In its containerboard and coated paperboard businesses, International Paper expects demand to resume growth as the economy rebounds. However, the company’s demand is not expected to return to 2008 levels in the near future. Therefore, permanent IP capacity closures are necessary.

The closures, which will impact about 1,600 employees, will result in permanent North American capacity reductions as follows:

Mill (# of Impacted Employees)	Products	Annual Capacity (Tons)	# of Machines	% of IP Capacity	Estimated Closure

Franklin, Va. (1,100)	Uncoated Freesheet	600,000	3	19%	Spring 2010

	Coated Paperboard	140,000	1	7%	By 2009 Year-End
Albany, Ore. (270)	Containerboard	580,000[1]	2	12%	Mid-December
Pineville, La. (230)		390,000	1
Valliant, Okla. (No Additional Impact)		430,000[2]	1
[1] Includes 250,000 tons of capacity previously idled in October 2008 [2] Capacity of No. 3 paper machine previously idled in November 2008

Following these permanent shutdowns, International Paper will have approximately 10 million tons of North American containerboard capacity, 2.6 million tons of North American uncoated freesheet production capacity, and 1.7 million tons of North American coated paperboard capacity. These capacity shutdowns will not impact the company’s ability to serve its customers.

International Paper is committed to helping employees through this transition. The company will work closely with union officials concerning severance benefits for hourly employees. Salaried employees impacted by these shutdowns will be offered severance packages and outplacement assistance consistent with company policy. Employee assistance providers will be available to support employee and family needs.

The company estimates that these closures will result in noncash asset write-off and accelerated depreciation charges of approximately $1.1 billion and cash severance charges of approximately $60 million to be recorded in the fourth quarter of 2009 and first quarter of 2010, plus additional closure costs to be determined and recorded as the facilities are closed.

About International Paper

International Paper (NYSE: IP) is a global paper and packaging company with manufacturing operations in North America, Europe, Latin America, Russia, Asia and North Africa. Its businesses include uncoated papers and industrial and consumer packaging, complemented by xpedx, the company’s North American distribution company. Headquartered in Memphis, Tenn., the company employs more than 58,000 people in more than 20 countries and serves customers worldwide. 2008 net sales were approximately $25 billion. For more information about International Paper, its products and stewardship efforts, visit www.internationalpaper.com.

This press release may contain forward-looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ include changes in business conditions which could affect the timing of the mill closure process. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.

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Contacts:

Virginia media: Desmond Stills, 757-569-4912 or 757-617-9746; or Rick Ouellette, 901-573-4002

Louisiana or Oklahoma media: Amy Sawyer, 901-826-4278

Oregon media: Jessica Savage, 706-414-6087

All other media: Kathleen Bark, 901-419-4333

Investors: Thomas A. Cleves, 901-419-7566, or Emily Nix, 901-419-4987